Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

COX RADIO REPORTS RECORD THIRD QUARTER 2004 FINANCIAL RESULTS

— Revenues up 4%; Station Operating Income grows 5% —

ATLANTA, October 28, 2004 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month and nine-month periods ended September 30, 2004.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2004	2003		2004	2003
Net revenues	$117,000	$112,279	4.2%	$326,966	$319,094	2.5%
Station operating expenses (1)	68,474	66,215	3.4%	195,154	194,375	0.4%

Station operating income (2)	48,526	46,064	5.3%	131,812	124,719	5.7%
Station operating income margin (3)	41.5%	41.0%	—	40.3%	39.1%	—

Operating income (4)	37,787	$38,935	(2.9)%	$105,942	$102,947	2.9%

Net income	$18,361	18,445	(0.5)%	49,701	45,890	8.3%
Net income per common share – diluted	$0.18	$0.18	—	$0.49	$0.46	6.5%

Free cash flow (5)	$26,504	$25,968	2.1%	$69,177	$62,512	10.7%

(1)	Station operating expenses consist of cost of services (exclusive of depreciation and amortization) and selling, general and administrative expenses.
(2)	Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(3)	Station operating income margin is station operating income as a percentage of net revenues.
(4)	Operating income includes a one-time charge of $3.1 million related to an estimated loss on loan guarantee.
(5)	Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

Robert F. Neil, President and Chief Executive Officer, commented, “I’m pleased with the performance of our company as a whole this quarter as we were able to outpace the revenue growth of both the industry as well as the markets in which we operate. Our revenue growth of 4.2% was solid and enabled us to deliver station operating income growth of 5.3% and a station operating income margin of almost 42%. We remain focused on executing our operating strategy, including investing in our station brands, building ratings and connecting with our listeners and advertisers at the local level.”

Acquisitions and dispositions

In August 2004, Cox Radio entered into an agreement with Salem Communications to acquire KHNR-AM and KHCM-AM serving the Honolulu, Hawaii market. As part of the transaction, Cox Radio exercised its option to acquire KGMZ-FM from Honolulu Broadcasting, Inc. and will exchange the assets of KGMZ-FM for the two AM stations following completion of all transactional documents and the approval of the Federal Communications Commission. The parties expect to close the transaction during the fourth quarter of 2004 or the first quarter of 2005. Cox Radio currently provides sales and marketing services for KGMZ-FM under a joint sales agreement and guaranteed the $6.6 million bank financing used by Honolulu Broadcasting to acquire this station. In order to determine the fair value of KGMZ-FM, a third-party appraisal was performed which indicated the station’s value to be approximately $3.5 million. As a result of this valuation, the bank financing which Cox Radio has guaranteed is collateralized by assets worth less than the loan principal and, therefore, Cox Radio accrued an estimated loss on loan guarantee of $3.1 million in the third quarter of 2004.

Operating Results – Third Quarter 2004

Net revenues for the third quarter of 2004 were $117.0 million, up 4% from the third quarter of 2003. Local revenues increased 3% and national revenues increased 6%, as compared to the third quarter of 2003. Our stations in Orlando, Tampa, Southern Connecticut, Jacksonville, Long Island, Tulsa, Hawaii, Louisville and Greenville-Spartanburg delivered solid growth during the third quarter of 2004. Specifically, during the recent hurricanes that hit the Florida area, our Orlando and Tampa stations responded to a surge of last minute demand from advertisers, which resulted in incremental net revenues of approximately $2.5 million. Those increases were offset by results for our stations in Atlanta, Miami, Houston, San Antonio and Birmingham, where revenues were down for the quarter.

Station operating expenses increased $2.3 million, or 3%, to $68.5 million compared to the third quarter of 2003, primarily as a result of increased sales commissions and national rep commissions due to higher revenues in the third quarter of 2004 as compared to the third quarter of 2003. In addition, expenses were reduced in the third quarter of last year due to a reversal of music license fee accruals of approximately $1.0 million as a result of the resolution of the license fee rate making proceedings between the radio industry and Broadcast Music, Inc.

Station operating income increased $2.5 million to $48.5 million, an increase of 5% from the third quarter of 2003, for the reasons discussed above. Station operating income margin increased to 42% from 41% in the third quarter of 2003.

Operating income for the third quarter of 2004 was $37.8 million, a decrease of $1.1 million compared to the third quarter of 2003, primarily due to the accrual of an estimated $3.1 million loss on the loan guarantee described under “Acquisitions and dispositions” above.

Interest expense during the third quarter of 2004 totaled $7.5 million, as compared to $8.5 million for the third quarter of 2003. This was the result of lower overall outstanding debt. The average rate on our credit facility was 2.2% during the third quarter of 2004.

Income tax expense decreased approximately $0.1 million to $11.8 million in the third quarter of 2004 compared to $11.9 million in the third quarter of 2003, as a result of the decreases in operating income and interest expense, as discussed above. In connection with the conclusion of income tax audits for the years 1998 – 2001, Cox Radio now expects to pay approximately $27 million related to certain radio station transactions completed during the audit period. Last quarter, we estimated this amount to be approximately $25 million. As a result, Cox Radio has reclassified an additional $1 million of deferred tax liabilities, the amount not already classified as current, into income taxes payable resulting in a corresponding reclassification between deferred tax expense and current tax expense. Because Cox Radio has previously provided for the possibility of this outcome, this reclassification has no impact on total income tax expense.

Net income decreased $0.1 million to $18.4 million for the third quarter of 2004, for the reasons discussed above.

Capital expenditures for the third quarter of 2004 totaled $2.4 million.

Operating Results – First Nine Months 2004

Net revenues for the first nine months of 2004 were $327.0 million, up 3% from the first nine months of 2003. Local and national revenues both increased 2% as compared to the first nine months of 2003. Our stations in Orlando, Tampa, Southern Connecticut, Richmond and Greenville-Spartanburg delivered solid growth during the first nine months of 2004. Specifically, during the recent hurricanes that hit the Florida area, our Orlando and Tampa stations responded to a surge of last minute demand from advertisers, which resulted in incremental net revenues of approximately $2.5 million during the third quarter of 2004. Those increases were offset by results for our stations in Miami, Houston, San Antonio and Birmingham, where revenues were down for the period.

Station operating expenses increased $0.8 million, or less than 1%, to $195.2 million compared to the first nine months of 2003, primarily as a result of increased sales commissions and national rep commissions due to higher revenues as compared to the first nine months of 2003. In addition, expenses were reduced in the third quarter of last year by a reversal of music license fee accruals of approximately $1.0 million as a result of the resolution of the license fee rate making proceedings between the radio industry and Broadcast Music, Inc. Expense increases for the first nine months of 2004 were offset by additional expenses incurred during the first half of 2003 related to competitive situations in Atlanta, Miami and Birmingham and the related reformatting of WFOX-FM in Atlanta and decreases in promotional spending, specifically in Miami and Honolulu, during the first nine months of 2004.

Station operating income increased $7.1 million to $131.8 million, an increase of 6% from the first nine months of 2003, for the reasons discussed above. Station operating income margin increased to 40% from 39% in the first nine months of 2003.

Operating income for the first nine months of 2004 was $105.9 million, an increase of $3.0 million compared to the first nine months of 2003, for the reasons discussed above, and was partially offset by the accrual of an estimated $3.1 loss on the loan guarantee described under “Acquisitions and dispositions” above.

Interest expense during the first nine months of 2004 totaled $23.1 million, as compared to $26.5 million for the first nine months of 2003. This was the result of lower overall outstanding debt, as well as a lower average borrowing rate due to the repayment at maturity in May 2003 of the $100.0 million principal amount of our 6.25% notes with the proceeds from our five-year revolving credit facility in the second quarter of 2003. The average rate on our credit facility was 1.9% during the first nine months of 2004.

Income tax expense increased approximately $2.7 million to $32.9 million in the first nine months of 2004 compared to $30.2 million in the first nine months of 2003, as a result of the increase in operating income and a decrease in interest expense, as discussed above. In connection with the conclusion of income tax audits for the years 1998 – 2001, Cox Radio expects to pay approximately $27 million related to certain radio station transactions completed during the audit period. Cox Radio has previously provided for the possibility of this outcome. As management expects to make this payment during the fourth quarter of 2004, Cox Radio reclassified approximately $19 million of deferred tax liabilities, the amount not already classified as current, into income taxes payable resulting in a corresponding reclassification between deferred tax expense and current tax expense.

Net income increased $3.8 million to $49.7 million for the first nine months of 2004, for the reasons discussed above.

Capital expenditures for the first nine months of 2004 totaled $6.3 million.

For the three-month and nine-month periods ended September 30, 2004, no pro forma or same station results have been provided, as those results would approximate actual results.

As of September 30, 2004, Cox Radio had consolidated debt of $480.3 million and generated $158.0 million of adjusted EBITDA during the twelve months ended September 30, 2004. As a result, the ratio of consolidated debt to adjusted EBITDA was 3.0x at September 30, 2004. Please see the attached table for (1) a reconciliation of consolidated debt, a non-GAAP financial measure, to balance sheet debt, the most directly comparable GAAP financial measure, and (2) a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to operating income, the most directly comparable GAAP financial measure.

Business Outlook

Robert F. Neil continued, “As we move into the fourth quarter of 2004, business remains erratic and visibility remains very difficult given the recent trend we’ve seen of business strengthening as each month comes to a close. While we are pleased to have this late business, it’s proven to be rather unpredictable. As a result, we remain cautious in our guidance and expect revenue growth for the fourth quarter to be in the low single digits.”

Cox Radio is the fourth largest radio company in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 78 stations (67 FM and 11 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will host a teleconference to discuss its results Thursday, October 28th at 11:00 a.m. Eastern Time. To access the teleconference, please dial 973-935-8513 ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of Cox Radio’s website, located at www.coxradio.com. If you cannot listen to the teleconference at its normal time, there will be a replay available through Thursday, November 4, 2004, and can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 5254246. The webcast will also be archived on Cox Radio’s website for one month.

Forward-Looking Statements

Statements in this release, including statements relating to any earnings or revenue projections, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are statements that relate to Cox Radio’s future plans, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, our ability to execute our Internet strategy effectively, and other risk factors described from time to time in Cox Radio’s filings with the Securities and Exchange Commission including Cox Radio’s Annual Report on Form 10-K for the year ended December 31, 2003. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

(See Attached Financial Tables)

Contact:

Analysts and Investors	Analysts, Investors, Press or Media
Neil Johnston	John Buckley
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310	buckley@braincomm.com

COX RADIO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net revenues:
Local	$81,273	$78,707	$232,370	$228,666
National	27,678	26,224	72,635	71,492
Other	8,049	7,348	21,961	18,936

Total revenues	117,000	112,279	326,966	319,094

Operating expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	27,878	26,258	74,588	72,912
Selling, general and administrative	40,596	39,957	120,566	121,463
Corporate general and administrative	4,485	4,131	13,664	12,766
Depreciation	3,137	2,945	8,989	8,866
Amortization	5	29	36	88
Loss on loan guarantee	3,064	—	3,064	—
Other operating expenses, net	48	24	117	52

Operating income	37,787	38,935	105,942	102,947

Other income (expense):
Interest income	—	7	2	9
Interest expense	(7,496)	(8,491)	(23,097)	(26,544)
Other - net	(99)	(123)	(287)	(362)

Income before income taxes	30,192	30,328	82,560	76,050

Current income tax expense	8,745	5,297	38,737	14,784
Deferred income tax expense (benefit)	3,086	6,586	(5,878)	15,376

Total income tax expense	11,831	11,883	32,859	30,160

Net income	$18,361	$18,445	$49,701	$45,890

Basic net income per share
Net income per common share	$0.18	$0.18	$0.49	$0.46

Diluted net income per share
Net income per common share	$0.18	$0.18	$0.49	$0.46

Weighted average basic common shares outstanding	100,557	100,240	100,544	100,219

Weighted average diluted common shares outstanding	100,686	100,545	100,714	100,564

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income (previously broadcast cash flow), station operating income margin, free cash flow, adjusted EBITDA and consolidated debt.

•	Station operating income is operating income excluding other operating expenses, net, non-recurring items, depreciation, amortization, and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•	Free cash flow is net income plus deferred income tax expense, other expense, depreciation and amortization, minus capital expenditures and excluding non-recurring items.

•	Adjusted EBITDA is operating income excluding other operating expenses, net, other non-recurring items, depreciation and amortization.

•	Consolidated debt is the sum of notes payable, amounts due to/from Cox Enterprises and an off-balance sheet liability, which is a guarantee of third-party indebtedness.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Management uses adjusted EBITDA and consolidated debt to monitor compliance with certain financial covenants in Cox Radio’s credit agreement and as a gauge of Cox Radio’s ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. Station operating income, free cash flow and adjusted EBITDA should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow and Adjusted EBITDA should not be considered as alternatives to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Unaudited)
	(In thousands)
Operating income	$37,787	$38,935	$105,942	$102,947
Adjustments:
Other operating expenses, net	48	24	117	52
Non-recurring item:
Loss on loan guarantee	3,064	—	3,064	—
Amortization	5	29	36	88
Depreciation	3,137	2,945	8,989	8,866
Corporate general and administrative	4,485	4,131	13,664	12,766

Station operating income	$48,526	$46,064	$131,812	$124,719

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Unaudited)
	(In thousands)
Net income	$18,361	$18,445	$49,701	$45,890
Adjustments:
Deferred income tax expense (benefit)	3,086	6,586	(5,878)	15,376
Other	99	123	287	362
Other operating expenses, net	48	24	117	52
Amortization	5	29	36	88
Depreciation	3,137	2,945	8,989	8,866
Capital expenditures	(2,372)	(2,184)	(6,342)	(8,122)
Non-recurring items:
Loss on loan guarantee	3,064	—	3,064	—
Deferred tax adjustment related to anticipated conclusion of income tax audits	1,076	—	19,203	—

Free cash flow	$26,504	$25,968	$69,177	$62,512

The following table reconciles operating income for the twelve months ended September 30, 2004, from Cox Radio’s financial statements presented in accordance with GAAP, to adjusted EBITDA, a non-GAAP financial measure.

Twelve Months Ended September 30, 2004

(Unaudited)
(In thousands)
Operating income	$142,087
Adjustments:
Other operating expenses, net	953
Non-recurring item:
Loss on loan guarantee	3,064
Amortization	65
Depreciation	11,837

Adjusted EBITDA	$158,006

The following table reconciles balance sheet debt, from Cox Radio’s financial statements presented in accordance with GAAP, to consolidated debt, a non-GAAP financial measure.

As of September 30, 2004
(Unaudited)
(In thousands)
Balance sheet debt:
Due from Cox Enterprises	$(11,144)
Notes payable	484,844

Off-balance sheet guarantee:
Guarantee of Honolulu Broadcasting, Inc. loan.	6,564

Consolidated debt	$480,264